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Exhibit 99(d)

[Television advertisement broadcast throughout the state of Iowa]

[TV Copy:  Better Plan]

[Video: TYPE OF COPY, WHITE AGAINST BLACK SCREEN. TYPE CRAWL OR OTHER MOVEMENT IN SYNCH WITH ANNOUNCER. FADE IN IOWA VISTA, MIDAMERICAN ENERGY LOGO AND SHORT-VERSION LEGEND. TO BLACK.]


Audio:

IES has again turned down MidAmerican Energy's merger proposal--without even discussing it! Why won't they talk to us?

MidAmerican's proposal offers IES shareholders a much larger dividend than the latest IES plan...25 per cent larger! MidAmerican's proposal would pay a dividend of $2.82 per IES share, versus only $2.25.

Vote against the Wisconsin deal.
We believe MidAmerican's plan is better for shareholders...customers...employees
 ...and better for Iowa!

[Graphic presentation of legend]

MidAmerican has filed with the Securities and Exchange Commission a proxy statement and other materials relating to the solicitation of proxies against the proposed IES/WPL/Interstate transaction and that proxy statement and the other materials are incorporated herein by reference.